EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Adam Shaffer (“Employee”) and eCost.com, Inc. (“eCost” or the “Company”).

RECITALS

A. eCost is a rapid response direct marketer of computer hardware, software, peripheral, electronics products, and other customer goods, such as DVDs, watches and jewelry, and home and houseware products.

B. The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined below) that it considers vital to its business and goodwill, and which has become of great value to the Company.

C. The Company’s Proprietary Information will necessarily be communicated to and acquired by Employee in the course of his employment, and the Company desires to obtain the services of Employee, only if, in doing so, it can protect its Proprietary Information and goodwill.

D. The parties agree and acknowledge that, in light of Employee’s employment relationship with the Company, and in light of Employee’s access to its Proprietary Information, the restrictive covenants contained in Section 6 of this Agreement are essential to protect the legitimate business interests of the Company.

TERMS OF EMPLOYMENT

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree as follows:

1. Position And Responsibilities.

1.1 Employment. The Company hereby employs Employee as the Chief Executive Officer of eCost. Employee will work at the Company’s headquarters in Torrance, California. Employee shall perform all services appropriate to his position as Chief Executive Officer, as well as such other services commensurate with such position as may be assigned from time to time by the Company’s Board of Directors. The Company shall retain full discretion and control over the means and methods by which Employee performs the above services, and of the places that Employee renders such services.

1.2 Devotion Of Time To The Business. Employee shall devote his entire professional time to his employment with eCost and shall expend his best efforts on behalf of the Company. Employee agrees to abide by all policies, rules, regulations, and decisions adopted by the Company during the Employee’s employment with the Company. Except upon prior written consent by the Company, Employee will not, during any time he is employed by the Company:

(i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities under this Agreement or create a conflict of interest with the Company. Notwithstanding the foregoing, Employee may: (a) continue to serve on the boards of directors and advisory boards as shall not materially detract from the performance of the Employee’s duties under this Agreement and to which the Company shall have given its prior written consent; (b) continue to provide certain consulting services disclosed by the Employee to the Company for a 30-day transition period after the first date on which this Agreement is signed by any party; and (c) accept such speaking engagements as shall not materially distract from the performance of the Employee’s duties under this Agreement and as may benefit his position with the Company.

2. Warranties And Conditions Of Employment.

2.1 Employee represents and warrants that he will not use for the benefit of, disclose to the Company, or induce the Company to use any confidential or proprietary information belonging to any former employer or other entity unless he has the advance written permission from the employer or entity to do so, or unless the Company has been granted such permission.

2.2 Employee represents and warrants that he shall not interfere with the employment relationship between his former employers and their employees.

2.3 Employee represents and warrants that he has not entered into any agreements or understandings with any former employer or client that would affect his ability to work for, or devote his full and best efforts to his employment with the Company.

3. Compensation And Benefits.

3.1 Base Salary. As compensation for Employee’s services, the Company will pay to Employee an annual base salary in the gross amount of $250,000 (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices.

3.2 Annual Bonus. Employee will be eligible to earn up to a $100,000 annual bonus in accordance with the Company’s existing, or to be established, annual bonus plan or program. The Company’s annual bonus plan or program is subject to change from time to time by the Company in its sole discretion.

3.3 Bonus Related To IPO. Employee will be eligible to earn up to a $25,000, one-time bonus in the event he successfully guides the Company through the completion of an IPO (as “IPO” is defined below in Section 3.4(a) below).

3.4 Stock Options. Subject to (i) approval by the Company’s Board of Directors, (ii) the terms of the Company’s operative stock incentive plan at the time of grant (the “Stock Incentive Plan”) and a stock option agreement to be executed by the Company and Employee, and (iii) compliance with applicable securities laws, Employee shall be eligible to receive a stock option on the following terms:

a. Employee will be granted an option (the “Option”) to purchase 400,000 shares of the Common Stock of eCost (representing 4% of the outstanding shares of eCost common stock on the date of this Agreement), with an exercise price of $9.00 per share, under the Company’s Stock Incentive Plan. The shares covered by the Option shall vest as follows: 25% of the shares (the “Initial Installment”) will vest on the third anniversary of the Employee’s commencement of employment with the Company, with the remaining amount vesting in equal quarterly installments over the three-year period thereafter; provided that in the event the Company completes an underwritten initial public offering of its shares to the public (“IPO”) prior to the third anniversary date of Employee’s commencement of employment with the Company, the Initial Installment shall vest instead on the closing date of the IPO, and the remaining amount shall vest in equal quarterly installments over the three-year period following the closing date of the IPO. The option agreement will provide for partial acceleration of vesting in the event of a Corporate Transaction involving the Company (as defined in the Stock Incentive Plan, but excluding a spin-off), as follows: the Option will vest as to the next four unvested quarterly installments, if any, together with a prorated portion of the remaining unvested quarterly installment; provided however, that if the Corporate Transaction occurs prior to the third anniversary of the commencement of employment or the closing of an IPO, the Initial Installment will vest in connection with such Corporate Transaction. Vesting will not accelerate under the preceding sentence if the Option is assumed by the successor entity or replaced with a comparable cash incentive program, unless Employee’s employment is terminated within 12 months after the Corporate Transaction (i) by the successor without “cause” or (ii) by Employee for “good reason” (as will be defined in the option agreement). The Option and the terms of this Agreement shall in no way prevent PC Mall, Inc. (“Parent”) from continuing eCost as a subsidiary of Parent, consolidating eCost’s ongoing operations into Parent or replacing eCost’s management. Employee accepts the risk that the option will not become exercisable until three (3) years after the date of grant as a result of eCost and Parent pursuing a strategy that does not include an IPO or a Corporate Transaction, and the option shall not create any obligation on the part of eCost or Parent to pursue an IPO or a Corporate Transaction involving the Company. Vesting of Employee’s option will be subject to Employee’s Continuous Service (as defined in the Stock Incentive Plan, and subject to the provisions of this paragraph) to the Company. The Option shall expire 90 days after Employee’s termination of Continuous Service to the Company. For purposes of this paragraph and the stock option agreement to be entered into between Employee and the Company, Employee’s employment by, or service to, the Parent or another affiliate of the Parent (other than eCost) shall not be considered Continuous Service to the Company. Employee’s entitlement to the Option is conditioned upon Employee’s signing of a stock option agreement and shall be subject to its terms and the terms of the stock option plan under which the options are granted.

b. Parent may determine in the future to spin off all or some of eCost’s outstanding stock to Parent’s stockholders. In that regard, Parent may determine to consummate an IPO for less than 20% of the voting power of eCost and, following the IPO, spin off the remaining shares of the Company to Parent’s stockholders in a tax-free distribution (“Distribution”). In the event that the Company completes an IPO, Employee agrees that he will not exercise the option referred to above, even if vested, until the earlier of (i) the day following the consummation of the Distribution or (ii) 18 months from the closing date of the IPO.

3.5 Benefits. Employee shall be eligible to participate in the Company’s benefit plans made generally available to comparable employees of the Company, including group medical, life insurance, and disability insurance. Employee’s eligibility to participate in the Company’s benefit plans shall be in accordance with the benefit plans established by the Company, which may be amended from time to time in the Company’s sole discretion.

3.6 Vacation. Employee shall be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations. Employee will be entitled to accrue four weeks of paid vacation per year. Employee’s vacation time will accrue on a monthly basis at a rate of 1.66 days per month. Vacation time that is not used may be carried over to the next calendar year, but Employee will cease to accrue vacation time beyond his annual entitlement (i.e., 20 days). Vacation accruals will recommence after Employee has taken vacation and his accrued vacation time has dropped below the maximum annual entitlement.

3.7 Withholdings. The Company shall have the right to deduct and withhold amounts from all payments as required under applicable law. Additional amounts may be withheld from payments to the extent such withholding is authorized in writing by Employee.

4. Employment At Will.

4.1 At any time, the Company or Employee may terminate Employee’s employment for any reason, with or without cause, and without prior notice. The Company will pay Employee all compensation then due and owing. Thereafter, all of the Company’s obligations under this Agreement shall cease. The Company may discipline, demote, or dismiss Employee as provided in this Section notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees.

4.2 If the Company without Cause (as defined below) terminates Employee’s employment at any point before the Company completes an IPO, upon execution of a severance and release agreement that is reasonably acceptable to the Company’s Board of Directors and that contains, among other things, a release provision, eCost shall pay Employee an equivalent of three months of Base Salary. This severance payment will be paid in equal installment over a period of three months. After the Company has satisfied its severance payment obligations under this paragraph, all obligations of the Company under this Agreement shall immediately cease

4.3 If the Company without Cause (as defined below) terminates Employee’s employment, demotes Employee to a substantially lower position, or substantially restricts his job duties at any point after the Company completes an IPO, upon execution of a severance and release agreement that is reasonably acceptable to the Company’s Board of Directors and that contains, among other things, a release provision, eCost shall pay Employee an equivalent of six months of Base Salary. The severance payment will be paid in equal installment over a period of six months. After the Company has satisfied its severance payment obligations under this paragraph, all obligations of the Company under this Agreement shall immediately cease.

4.4 Notwithstanding Sections 4.2 and 4.3, the Company may terminate Employee’s employment for Cause at any time, without prior notice, and without any obligation to pay any severance regardless of whether the Employee is terminated before or after the Company completes an IPO. However, Employee may not be terminated for Cause under the provisions of 4.5 (i), (ii), or (v), below, unless the Employee is first given written notice by the Company of the matter or matters that are alleged to constitute Cause and is afforded a reasonable time to effect a cure and the opportunity to address the matter at a meeting or a conference call of the Company’s Board of Directors. If Employee is terminated for Cause, the Company shall pay Employee all compensation to which he is entitled up through the date of termination and thereafter, all obligations of the Company shall immediately cease. Accordingly, if Employee is terminated for Cause, he shall not be entitled to receive any severance from the Company whatsoever.

4.5 For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement; (ii) Employee’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Employee’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Employee’s conviction for fraud or any other felony; or (v) if Employee exhibits in regard to his employment unavailability for service, misconduct, dishonesty, or habitual neglect.

4.6 To the extent permitted by applicable law, this Agreement, and the Company’s obligations hereunder, shall terminate immediately upon Employee’s death or Disability. For purposes of this Agreement, the term “Disability” shall be defined as a physical or mental impairment of any type that prevents Employee from performing the essential functions of his employment under this Agreement for more than ninety days in any twelve-month period, as reasonably determined by the Company. The Company shall pay to Employee or his estate any compensation due and owing on the date of Employee’s death or Disability, and shall pay the Employee or his estate as soon as reasonably practicable: (a) an equivalent of three months of Base Salary if Employee’s death or disability occurs before the Company completes an IPO; and (b) an equivalent of six months of Base Salary if Employee’s death or disability occurs after the Company completes an IPO. Nothing in this Section shall affect Employee’s rights under any disability plan in which he is a participant.

5. Termination Obligations.

5.1 Resignation From All Offices And Directorships. In the event of any termination of Employee’s employment for any reason, Employee shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company, if he was serving in any such capacities at the time of termination.

5.2 Cooperation With The Company. Employee will cooperate with the Company in the winding up or transferring to other employees any pending work or projects. Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company.

5.3 Return Of Documents And Other Information. Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of, or incident to his employment, belongs to the Company and shall be returned promptly to the Company upon termination of the Period of Employment.

5.4 Termination Of Benefits. All benefits to which Employee is otherwise entitled shall cease upon Employee’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company.

6. Proprietary Information; Non-Disclosure; and Non-Solicitation.

6.1 Proprietary Information: For purposes of this Agreement, “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Employee, pertaining in any manner to the business of the Company or to the Company’s affiliates (including subsidiaries), consultants, customers, and business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee’s possession or part of my general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information and did not learn of it, directly or indirectly, from the Company. Employee further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (a) techniques, development tools and processes, computer printouts, computer programs, design manuals; (b) information about costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, bidding information, costs of product, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies and service plans and policies; (g) product plans, product development plans, product specifications, sources of supply, methods of operation and related materials conceived, created or reduced to practice in the performance of services for the Company; (h) the Company’s business plans, accounting records, computer records, computer systems, networking and telecommunication systems, management information systems and programs, audits and other financial data related to products and services provided by the Company; (i) labor rates, commission rates and plans, commission schedules, employee lists, employee performance evaluations and related information, employee titles, outside contracting sources and rates, benefit costs and research reports; and (j) all documents, books, papers, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments.

6.2 Non-Disclosure. Employee agrees that his work with the Company will involve access to and creation of Proprietary Information. Employee further agrees to hold all Proprietary Information in strict confidence and never to use or disclose any Proprietary Information to anyone at any time, including after the termination of his employment, except to the extent necessary to carry out his responsibilities as an employee of the Company, or as specifically authorized in writing by an authorized officer of the Company, other than Employee.

6.3 Return Of Third Party Information: Employee represents and warrants that he has returned all property, information, and trade secrets belonging to all prior employers, if any.

6.4 Former Agreements: Employee represent and warrant that his performance of the terms of this Agreement will not breach any agreement to keep in confidence confidential information or trade secrets acquired by him prior to my employment by the Company, and that Employee is not subject to any restrictions, particularly (but without limitation) in connection with any previous employment, which has a possibility of adversely altering the Company’s business or limiting the rights of the Company.

6.5 Non-Solicitation: Employee understands and agrees that, because of his responsibilities at the Company, he will help to develop, and will be exposed to the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this Agreement would be extremely difficult to detect or prove. Employee acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Employee agrees as follows:

(a) Employee shall not, for a period of two years after he is no longer employed by the Company, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company, or any of the Company’s affiliates, to leave the Company or terminate his or her employment with the Company;

(b) Employee shall not, for a period of six months following the termination of his employment if such termination occurs after the Company has completed an IPO or for a period of three months if such termination occurs before the Company has completed an IPO: (i) divert or attempt to divert any business from the Company or any of the Company’s affiliates; (ii) interfere with any business relationship or contract between the Company, including the Company’s affiliates, and any of its customers, clients, members, vendors, business partners, or suppliers; or (iii) for the purpose of selling products or services competitive with the Company’s or the Company’s affiliates, solicit any person, firm, corporation or entity of any kind, that was a customer, client or prospective client of the Company at any time during the one year period preceding the termination date of Employee’s employment.

6.6 Injunctions. Employee acknowledges that the restrictions contained in Section 6 are reasonable and necessary in view of the nature of Company’s businesses, in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injury to Company. Therefore, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of the paragraphs above, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Employee from any violation of the foregoing.

7. Arbitration.

7.1 The Company and Employee hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) shall be resolved by final and binding arbitration.

7.2 Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

7.3 Any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law.

7.4 Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

7.5 All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

7.6 Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator to the extent required by law.

7.7 The parties also understand and agree that this agreement constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this agreement. the parties agree that none of those claims or controversies shall be resolved by a jury trial.

8. Severability.

8.1 Severability Of Unenforceable Provisions. The provisions of this Agreement are severable. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

8.2 Scope. To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Employee and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

9. Successors.

This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.

10. Amendments; Waivers.

This Agreement may not be orally modified or amended. It may only be modified or amended by an instrument in writing signed by Employee and by a duly authorized representative of the Company, other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

11. Notices.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified in this Section and confirmation is received; or (c) if given by certified or registered mail, three days after the mailing thereof. Notices shall be delivered as follows:

If to the Company:

eCost, Inc.

Care of: PC Mall, Inc.

2555 W. 190th Street

Torrance, CA 90504

Attention: Frank Khulusi

Fax: (310) 353-7411

With a copy to:

Morrison & Foerster LLP

19900 MacArthur Boulevard, 12th Floor

Irvine, California 92612

Attention: Robert M. Mattson, Esq.

Fax: (949) 251-0900

If to the Employee:

Adam Shaffer

7 Godfrey Road

Weston, Connecticut 06883

Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

12. Assignment.

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. The Company shall be permitted to assign this Agreement to any affiliate or any successor.

13. Integration.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement or the offer letter, the provisions of this Agreement shall control.

14. Interpretation.

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

15. Governing Law.

This Agreement has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

The parties have executed this Agreement on the dates noted below.

Dated: March 19, 2004	ECOST, INC.

	By:	/s/ Gary Guy

GARY GUY PRESIDENT

Dated: March 19, 2004		/s/ Adam Shaffer

ADAM SHAFFER